Exhibit 10.8

Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made and entered into as of April 9, 2014 (the “Agreement”) by and among Rentech, Inc., a Colorado corporation (the “Company”), and each of the parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) listed on Exhibit A hereto;

WHEREAS, on December 27, 2013, Engaged Capital, LLC and certain affiliates (“Engaged Capital”) and Lone Star Value Management, LLC and certain affiliates (“Lone Star Value”) on behalf of themselves and certain other shareholders of the Company formed “Concerned Rentech Shareholders” and delivered a letter to the Company expressing an intention to nominate four director candidates (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2014 annual meeting of shareholders (including any adjournment thereof, the “2014 Annual Meeting”); and

WHEREAS, the Company and the Investors have reached an agreement with respect to certain matters related to the 2014 Annual Meeting, including the Nomination Letter, and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Settlement Covenants.

(a) The Investors and the Company hereby acknowledge and agree that:

(i) The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board will, subject to the discharge of its fiduciary duties, recommend for nomination for election at the 2014 Annual Meeting an additional director (the “Additional Director”) to serve in the class of directors to be elected at such meeting, and will recommend a vote for such nominee and solicit proxies from the Company’s shareholders for his election at the 2014 Annual Meeting. The Additional Director shall be subject to the consent of Engaged Capital, which shall not be unreasonably withheld, conditioned or delayed; provided, that, (x) the Nominating Committee agrees to interview Jeff Brown for the Additional Director position, (y) any Additional Director must qualify as an “independent director” for purposes of the listing qualification rules of the Nasdaq Stock Market and (z) the Additional Director must be identified in time to be included in the Company’s proxy materials; further, provided, that in the event that the Additional Director is not identified in time to be included in the Company’s proxy materials in connection with the 2014 Annual Meeting, then the Company shall appoint the Additional Director promptly following the 2014 Annual Meeting upon the identification of the Additional Director, subject to the consent of Engaged Capital and the satisfaction of the other conditions set forth in this section.

(ii) In order to facilitate the election of the Additional Director, the Company agrees that, as the first item to be considered at the 2014 Annual Meeting, it will seek stockholder approval to expand its Board to ten members, it being understood that approval of such matter shall be a condition to stockholder action on the election, or the appointment, of the Additional Director (the “Expansion Resolution”).

(b) Upon execution of this Agreement, the Investors hereby irrevocably withdraw the Nomination Letter and will terminate, effective immediately, any efforts to call a special meeting of shareholders or propose or vote in favor of any business to be conducted at any such meeting if called.

(c) Finance Committee.

(i) The Board will maintain a five member Finance Committee through at least the 2015 annual meeting of shareholders (the “2015 Annual Meeting”).

(ii) Douglas I. Ostrover, Senior Managing Director of The Blackstone Group, L.P. (“Blackstone”), will be appointed Chair of the Finance Committee, and Patrick Moore as a member, upon being seated as directors. The other three members will include (x) two present members of the Board and (y) upon election or appointment, the Additional Director.

(d) Expenses. The Company will reimburse the Investors for their reasonable out-of-pocket expenses incurred in connection with their nomination of director candidates and related matters, in an amount not to exceed $100,000, within 10 business days of receiving reasonably satisfactory documentation with respect to such expenses

Section 2. 2014 Annual Meeting.

(a) The Company agrees to use its commercially reasonable efforts to hold the 2014 Annual Meeting no later than July 1, 2014.

(b) At the 2014 Annual Meeting, the Investors agree to vote by proxy and vote all shares of Common Stock beneficially owned by each Investor and its Affiliates in favor of (i) the election of directors nominated by the board of directors (including the Additional Director), and (ii) otherwise in accordance with the Board’s recommendation, including in favor of all other matters recommended for shareholder approval by the Board; provided, however, in the event that ISS recommends otherwise with respect to the “say-on-pay” proposal, the Investors shall be permitted to vote in accordance with the ISS recommendation. Such proxy will be voted in accordance with this Agreement within five (5) business days of receipt by each Investor.

(c) The Parties acknowledge and agree that the only proposals that may be presented by the Company for consideration at the 2014 Annual Meeting include (i) the Expansion Resolution, (ii) election of directors, (iii) adoption of majority voting in uncontested elections commencing with the 2015 Annual Meeting, (iv) “say-on-pay”, (v) an increase in shares available for grant under a broad-based compensation plan designed to comply with the applicable ISS guidelines, and (vi) ratification of the Company’s independent registered public accounting firm for the current fiscal year.

Section 3. Standstill.

(a) Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii) seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders or for any books and records of the Company;

(iv) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other to the extent such a group may be deemed to result with the Company or any of its Affiliates of Associates as a result of this Agreement;

(v) vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi) except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(viii) other than at the direction of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(ix) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (A) interests in any of the Company’s indebtedness or (B) Common Stock of the Company representing in the aggregate (amongst the Investors and their Affiliates and Associates) in excess of 7.0% of the Company’s outstanding Common Stock; provided, however, nothing herein shall prevent the Investors from confidentially seeking a waiver to acquire in excess of 7.0% of the Company’s outstanding Common Stock;

(x) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xii) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

(b) As used in this Agreement:

(i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii) the term “Standstill Period” shall mean the period commencing on the date of this Agreement, and ending on the day following the completion of the Company’s 2015 Annual Meeting.

(iii) the term “beneficial ownership” of shares shall mean shares “beneficially owned” within in the meaning afforded such term by Regulation 13d-3 promulgated under the Exchange Act.

Section 4. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5. Representations and Warranties of the Investors. Each Investor, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

Section 6. Mutual Non-Disparagement.

(a) Each Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any of its agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

Section 7. Cross Releases

(a) Each Investor, for the benefit of the Company and each of the Company’s controlling persons, officers, directors, shareholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (the Company and each such person being a “Company Released Person”), hereby forever fully waives, discharges and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (collectively, “Claims”) based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the execution of this Agreement, including without limitation the investment to be announced in the Press Release (as defined below) by an affiliate of The Blackstone Group, L.P. (the “Blackstone Investment”); provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(b) The Company, for the benefit of each Investor and its respective controlling persons, officers, directors, shareholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (each such person being a “Investor Released Person”), hereby forever fully waives, discharges and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Investor Released Person, whether known or unknown, occurring or existing prior to the execution of this Agreement; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(c) It is the intention of the parties that the foregoing release set forth above in subsections (a) and (b) of this paragraph shall be effective as a bar to all matters released herein. In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof. To further effectuate this intention, each party hereto acknowledges its awareness of California Civil Code Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

It is the intention of each party hereto to waive their respective rights under that section and any statute, rule, and legal doctrine of similar import for any and all matters released herein. In waiving the provisions or Section 1542 of the California Civil Code, each party hereto expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters released herein, but expressly agrees that it has taken these possibilities into account in electing to participate in this Agreement, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which each party hereto expressly assumes the risk.

Section 8. Public Announcements. Promptly following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreeable press release (the “Press Release”) announcing the Blackstone Investment and this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

Section 9. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 10. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Rentech, Inc.

10877 Wilshire Boulevard, Suite 600

Los Angeles, CA 90024

Fax No.: (310) 208-7165

E-mail: dcohrs@rentk.com and cmorris@rentk.com

Attention: Dan J. Cohrs and Colin Morris

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Fax No.: (650) 463-2600

E-mail: tony.richmond@lw.com

Attention: Anthony J. Richmond

To the Investors:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, CA 92660

Attention: Glenn Welling

Facsimile: (949) 734-7901

Email: Glenn@engagedcapital.com

with a copy to (which shall not constitute notice):

Olshan Frome & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steve Wolosky

Facsimile: (212) 451-2222

Email: swolosky@olshanlaw.com

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Colorado, without regard to conflict of law principles thereof.

Section 12. Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Colorado and the federal courts of the United States of America located in the State of Colorado, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state and federal courts for or in the State of Colorado, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 12.

Section 13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 15. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 17. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 18. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 19. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

RENTECH, INC.

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President

INVESTORS:

Engaged Capital Master Feeder I, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief
Investment Officer

Engaged Capital Master Feeder II, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief
Investment Officer

Engaged Capital I, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital I Offshore, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital II, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief
Investment Officer

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Managing Member and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

Lone Star Value Investors, LP

By:	Lone Star Value Investor GP, LLC
General Partner

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Manager

Lone Star Value Investors GP, LLC

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Manager

Lone Star Value Management, LLC

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Sole Member

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned
Engaged Capital Master Feeder I, LP	4,670,111
Engaged Capital Master Feeder II, LP	3,874,194
Engaged Capital I, LP	4,670,111
Engaged Capital I Offshore, Ltd.	4,670,111
Engaged Capital II, LP	3,874,194
Engaged Capital, LLC	8,544,305
Engaged Capital Holdings, LLC	8,544,305
Glenn Welling	8,544,305
Lone Star Value Investors, LP	2,200,000
Lone Star Value Investors GP, LLC	2,200,000
Lone Star Value Management, LLC	2,200,000
Jeffrey E. Eberwein	2,200,000
Total: 10,744,305 shares beneficially owned in the aggregate by Engaged and Lone Star Value entities